Exhibit 10.5

Aldexa Therapeutics 15 New England Executive Park Burlington, MA 01803

November 27, 2013

Scott Young

15 New England Executive Park

Burlington, MA 01803

Dear Mr. Young:

Aldexa Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms, effective as of the effective date of the registration statement filed by the Company with the Securities and Exchange Commission pursuant to Form S-1 and contingent on such registration statement becoming effective:

1. Position. Your initial title will continue to be Chief Operating Officer, and you will initially report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $315,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors or its compensation committee. Your target bonus will be equal to 35% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment (except as described in Section 5 below). The determinations of the Company’s Board of Directors or its compensation committee with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Until the time that the Company offers health and dental insurance plan coverage, the Company will pay 100% of employee’s out-of pocket self-insured costs. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. Such policy currently provides for four weeks of vacation annually.

Scott Young

November 27, 2013

4. Equity. If the Company is subject to a Change in Control before your service with the Company terminates, then on the first permissible trading date that occurs on or following the date of such Change in Control, all of the Equity held by you as of the Change in Control date will become fully vested, exercisable and transferable (except for transfer restrictions imposed by law); provided, however, that if required to avoid adverse consequences under Section 409A of the Code, the settlement date(s) applicable to any Equity the vesting of which is accelerated pursuant to this Section 4 will be the date(s) specified under the agreement evidencing such Equity. Other than as described in this letter agreement, your existing Equity remains subject to the terms of the agreement evidencing each such award and to the plan pursuant to which such Equity was granted.

5. Severance Benefits.

(a) General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

(b) Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of 12 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(c) Cash Bonus. If you are subject to an Involuntary Termination, then the Company will pay you a lump-sum in cash equal to the greater of (i) your target bonus for the year in which the Involuntary Termination occurs or (ii) the actual bonus paid to you with respect to the Company’s most recently completed fiscal year. Such payment will be made within 60 days after your Separation; however, if such 60-day period spans two calendar years, then the payment will in any event be made in the second calendar year.

(d) COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the 12-month period following your

Scott Young

November 27, 2013

Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Such payments will be treated as taxable compensation income to you if required or advisable, in the Company’s sole discretion, to avoid adverse consequences to you, the Company or the Company’s other employees.

(e) Accelerated Vesting. If you are subject to an Involuntary Termination, then on the first permissible trading date that occurs on or following your Separation, all of the Equity held by you as of the Separation date will become fully vested, exercisable and transferable (except for transfer restrictions imposed by law); provided, however, that if required to avoid adverse consequences under Section 409A of the Code, the settlement date(s) applicable to any Equity the vesting of which is accelerated pursuant to this Subsection (e) will be the date(s) specified under the agreement evidencing such Equity. In addition, if you are subject to an Involuntary Termination, any then-outstanding options to purchase shares of the Company’s Common Stock or share appreciation rights with respect to the Company’s Common Stock shall remain outstanding and exercisable for up to 12 months following your Separation (subject to earlier expiration in the event of certain corporate transactions as described in the stock plan governing such award and in any event provided that the award shall expire no later than the expiration date set forth in the award agreement). You acknowledge and agree that as a result of the extension of the exercisability of any options granted to you prior to the date of this letter agreement, any such options will cease to qualify as incentive stock options under Section 422(b) of the Code, to the extent such options originally so qualified or were intended to so qualify.

6. Confidentiality and Non-Competition Agreement. Like all Company employees, you remain subject to your Confidentiality and Non-Competition Agreement with the Company, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Code, each payment under Section 5 is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your

Scott Young

November 27, 2013

Separation, then (i) the payments under Section 5, to the extent that they are subject to Section 409A of the Code, will commence on the first business day following the earlier of (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, its Board of Directors or its compensation committee related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company (including without limitation that certain letter agreement between you and the Company dated July 15, 2013) and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

10. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (b) the

Scott Young

November 27, 2013

consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (d) individuals who are members of the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board of Directors over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new member of the Board of Directors was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Equity or other benefit that provides for a deferral of compensation and which is subject to Section 409A of the Code, then notwithstanding anything to the contrary in this letter agreement or in any document governing such award, the transaction with respect to such Equity or other benefit must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Equity” means (a) all shares of the Company’s Common Stock; (b) all options and other rights to purchase shares of the Company’s Common Stock; (c) all stock units, performance units or phantom shares whose value is measured by the value of shares of the Company’s Common Stock; and (d) all stock appreciation rights whose value is measured by increases in the value of shares of the Company’s Common Stock.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

(a) A reduction in your base salary or target bonus by more than 10%;

(b) A material diminution of your authority, duties or responsibilities; or

(c) A relocation of your principal workplace by more than 50 miles.

Scott Young

November 27, 2013

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

Scott Young

November 27, 2013

*  *  *  *  *

You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. If you have any questions, please call me.

Very truly yours,

ALDEXA THERAPEUTICS, INC.

By:	/s/ Todd Brady, M.D., Ph.D.
Title: President and Chief Executive Officer

I have read and accept this employment offer:

/s/ Scott L. Young
Signature of Scott Young

Dated: 11/27/13

Attachment

Exhibit A: Confidentiality and Non-Competition Agreement